Exhibit 10(i)

AMENDMENT NO. 3 TO CREDIT AGREEMENT

THIS AMENDMENT NO. 3 TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of December 18, 2003 by and among NDCHealth Corporation, a Delaware corporation (the “Borrower”), the lenders (the “Lenders”) party hereto, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent (in such capacity, the “Administrative Agent”) and Swing Line Lender (in such capacity, the “Swing Line Lender”), Credit Suisse First Boston, as Syndication Agent (in such capacity, the “Syndication Agent”), Bank of America, N.A., as Documentation Agent (in such capacity, the “Documentation Agent”) and LaSalle Bank National Association, as L/C Issuer (in such capacity, the “L/C Issuer”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders, the Administrative Agent, the Swing Line Lender, the Syndication Agent, the Documentation Agent and the L/C Issuer are parties to that certain Credit Agreement, dated as of November 26, 2002, as amended by Letter Amendment and Waiver No. 1, dated as of May 27, 2003, and as amended by Letter Amendment No. 2, dated as of August 26, 2003 (as so amended and otherwise modified, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders, the Swing Line Lender and the L/C Issuer have made certain financial accommodations available to the Borrower;

WHEREAS, the Borrower desires to create a new class of Term Loans under the Credit Agreement (the “Term A Loans”) having identical terms with, having the same rights and obligations under the Loan Documents as, and in the same aggregate principal amounts as, the Term Loans, as set forth in the Loan Documents, except as such terms are amended hereby;

WHEREAS, each Term Lender who executes and delivers this Amendment shall be deemed, on and concurrently with the occurrence of the Amendment No. 3 Effective Date (as defined herein), to have exchanged its Term Commitment and Term Loans (which Term Commitment and Term Loans shall thereafter be deemed terminated and refinanced in full) for a Term A Commitment (a “Term A Commitment”) and Term A Loans in at least the same aggregate principal amount as such Lender’s outstanding Term Loans and as set forth in Schedule I to this Amendment, and such Lender shall thereafter become a Term A Lender (each, a “Term A Lender”);

WHEREAS, each Person who executes and delivers this Amendment as an Additional Term A Lender (each, an “Additional Term A Lender”), will make a Term A Loan on the Amendment No. 3 Effective Date (as defined herein) (each, an “Additional Term A Loan”) to the Borrower in an aggregate principal amount equal to the amount set forth opposite its name on Schedule I to this Amendment, the proceeds of which will be used by the Borrower to refinance in full the outstanding principal amount of Term Loans of Term Lenders, if any, who do not execute and deliver this Amendment;

WHEREAS, the Borrower shall pay to each Term Lender all accrued and unpaid interest on its Term Loans to (but not including) the Amendment No. 3 Effective Date on the Amendment No. 3 Effective Date;

WHEREAS, the Borrower desires to create a new class of Revolving Credit Loans under the Credit Agreement (the “Revolving Credit A Loans”) having identical terms with, having the same rights and obligations under the Loan Documents as, and in the same aggregate principal amounts as, the Revolving Credit Loans, as set forth in the Loan Documents, except as such terms are amended hereby;

WHEREAS, each Revolving Credit Lender who executes and delivers this Amendment shall be deemed, on and concurrently with the occurrence of the Amendment No. 3 Effective Date, to have exchanged its Revolving Credit Commitment and its Revolving Credit Loans (which Revolving Credit Commitment and Revolving Credit Loans shall thereafter be deemed terminated and refinanced in full) for a Revolving Credit A Commitment (a “Revolving Credit A Commitment”) and Revolving Credit A Loans in at least the same respective aggregate principal amounts as such Lender’s outstanding Revolving Credit Commitments and Revolving Credit Loans and as respectively set forth in Schedule I to this Amendment, and such Lender shall thereafter become a Revolving Credit A Lender (each, a “Revolving Credit A Lender”);

WHEREAS, each Person who executes and delivers this Amendment as an Additional Revolving Credit A Lender (each, an “Additional Revolving Credit A Lender”), will have a Revolving Credit A Commitment and will make a Revolving Credit A Loan on the Amendment No. 3 Effective Date (each, an “Additional Revolving Credit A Loan”) to the Borrower in the respective aggregate principal amounts equal to the respective amounts set forth opposite its name on Schedule I to this Amendment, the proceeds of such Revolving Credit A Loans being used by the Borrower to refinance in full the outstanding principal amount of Revolving Credit Loans (and such Revolving Credit A Commitments to replace the Revolving Credit Commitments) of Revolving Credit Lenders, if any, who do not execute and deliver this Amendment;

WHEREAS, the Borrower shall pay to each Revolving Credit Lender all accrued and unpaid interest on its Revolving Credit Loan to (but not including) the Amendment No. 3 Effective Date on the Amendment No. 3 Effective Date; and

WHEREAS, to effectuate the foregoing and a number of other modifications to the Credit Agreement (including, without limitation, to eliminate the floor for Eurodollar Rate Loans), the Borrower has requested that the Lenders, the Administrative Agent, the Swing Line Lender, the Syndication Agent, the Documentation Agent and the L/C Issuer amend certain provisions of the Credit Agreement and waive certain Events of Default, and subject to the terms and conditions hereof, the Lenders, the Administrative Agent, the Swing Line Lender, the Syndication Agent, the Documentation Agent and the L/C Issuer are willing to do so;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrower, the Lenders, the Administrative Agent, the Swing Line Lender, the Syndication Agent, the Documentation Agent and the L/C Issuer agree as follows:

1. Amendments.

(a) Section 1.01 of the Credit Agreement is hereby amended by replacing the definition of “Applicable Rate” in its entirety with the following definition:

“Applicable Rate” means (a) with respect to Term Loans, a percentage per annum equal to (i) for Eurodollar Rate Loans, the Eurodollar Rate then in effect for such Term Loans plus 2.75%; and (ii) for Base Rate Loans, the Base Rate then in effect for such Term Loans plus 1.75%; (b) with respect to Revolving Credit Loans (including Letters of Credit), a percentage per annum equal to, from time to time, the following percentages per annum, based upon the Consolidated Total Leverage Ratio as set forth below and (c) with respect to the Commitment Fee, a percentage per annum equal to 0.50%:

Applicable Rate
		Eurodollar Rate +
Pricing Level	Consolidated Total Leverage Ratio	Letters of Credit	Base Rate
I	Greater than or equal to 3.00:1.00	2.75%	1.75%
II	Greater than or equal to 2.50:1.00 but less than Level I	2.50%	1.50%
III	Greater than or equal to 2.00:1.00 but less than Level II	2.25%	1.25%
IV	Less than 2.00:1.00	2.00%	1.00%

The Applicable Rate for each Revolving Credit Loan, commissions on Letters of Credit and Commitment Fees shall be determined by reference to the Consolidated Total Leverage Ratio in effect from time to time; provided, that if at any time the actual or implied rating of the Borrower’s senior long-term unsecured debt is at or above Ba2 from Moody’s and at or above BB from S&P, then, for Revolving Credit Loans and commissions on Letters of Credit, the Applicable Rate for Revolving Credit Loans and commissions on Letters of Credit shall be the percentage per annum specified in the grid above minus 0.25%; provided, however, that (A) no change in the Applicable Rate shall be effective until five Business Days after the date on which the Administrative Agent receives the financial statements required to be delivered pursuant to Section 6.01(a) or (b), as the case may be, and a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower demonstrating such Consolidated Total Leverage Ratio and (B) the Applicable Rate shall be at Pricing Level I for so long as the Borrower has not submitted to the Administrative Agent the information described in clause (A) of this proviso as and when required under Section 6.01(a) or (b), as the case may be, and, in the case of Revolving Credit Loans and Letters of Credit, for so long as an Event of Default shall have occurred and be continuing if requested by the Required Lenders.

(b) Section 1.01 of the Credit Agreement is hereby further amended by amending the definition of “Change of Control” to delete the following phrase from the beginning of the first sentence of clause (c) thereof:

“the Borrower shall have entered into a contract or arrangement that, upon consummation thereof, will result in”

(c) Section 1.01 of the Credit Agreement is hereby further amended by replacing the definition of “NDC Plaza Transaction” in its entirety with the following definition:

“NDC Plaza Transaction” means the potential sale or sale and leaseback of the NDC Plaza Property or any portion thereof.

(d) Section 1.01 of the Credit Agreement is hereby further amended by inserting the following new definitions therein in the appropriate alphabetical order:

“Additional Revolving Credit A Borrowing” means a borrowing consisting of simultaneous Additional Revolving Credit A Loans of the same Type made by the Additional Revolving Credit A Lenders.

“Additional Revolving Credit A Commitment” means, with respect to an Additional Revolving Credit A Lender, the commitment of such Additional Revolving Credit A Lender to make Revolving Credit A Loans that are Additional Revolving Credit A Loans from and after the Amendment No. 3 Effective Date, in an amount in Dollars set forth next to the name of such Additional Revolving Credit A Lender under the heading “Revolving Credit A Commitment” on Schedule I to Amendment No. 3. The aggregate amount of the Additional Revolving Credit A Commitments shall equal the amount of the Revolving Credit Commitments of Revolving Credit Lenders that do not execute and deliver Amendment No. 3 on or prior to the Amendment No. 3 Effective Date.

“Additional Revolving Credit A Lender” means a Person with an Additional Revolving Credit A Commitment to make Additional Revolving Credit A Loans to the Borrower from and after the Amendment No. 3 Effective Date.

“Additional Revolving Credit A Loan” means a revolving credit loan or revolving credit loans in Dollars made pursuant to Section 2.04A of this Agreement from and after the Amendment No. 3 Effective Date, such Loans being a subset of the Revolving Credit A Loans.

“Additional Term A Borrowing” means a borrowing consisting of simultaneous Additional Term A Loans of the same Type made by the Additional Term A Lenders.

“Additional Term A Commitment” means, with respect to an Additional Term A Lender, the commitment of such Additional Term A Lender to make Additional Term A Loans on the Amendment No. 3 Effective Date, in an amount in Dollars set forth next to the name of such Additional Term A Lender on Schedule I to Amendment No. 3. The aggregate amount of the Additional Term A Commitments shall equal the outstanding principal amount of Term Loans of Term Lenders that do not execute and deliver Amendment No. 3 on or prior to the Amendment No. 3 Effective Date.

“Additional Term A Lender” means a Person with an Additional Term A Commitment to make Additional Term A Loans to the Borrower on the Amendment No. 3 Effective Date.

“Additional Term A Loan” means a term loan or term loans in Dollars made pursuant to Section 2.02A of this Agreement on the Amendment No. 3 Effective Date, such Loans being a subset of the Term A Loans.

“Amendment No. 3” means Amendment No. 3, dated as of December 18, 2003 to this Agreement among the Borrower, the Lenders, the Administrative Agent, the Swing Line Lender, the Syndication Agent, the Documentation Agent and the L/C Issuer.

“Revolving Credit A Borrowing” means a borrowing consisting of simultaneous Revolving Credit A Loans of the same Type made by the Revolving Credit A Lenders.

“Revolving Credit A Commitment” means, with respect to a Revolving Credit Lender, the agreement of such Revolving Credit Lender to exchange its Revolving Credit Commitments for an equal aggregate amount of Revolving Credit A Commitments on the Amendment No. 3 Effective Date, as evidenced by such Revolving Credit Lender executing and delivering Amendment No. 3; provided, that each such Revolving Credit Lender’s Revolving Credit Commitment shall be deemed terminated concurrently with the exchange for its Revolving Credit A Commitment, if any, on and concurrently with the occurrence of the Amendment No. 3 Effective Date.

“Revolving Credit A Facility” means, at any time, the aggregate amount of the Revolving Credit A Lenders’ Commitments at such time.

“Revolving Credit A Lender” means, collectively, (a) each Revolving Credit Lender that executes and delivers Amendment No. 3 on or prior to the Amendment No. 3 Effective Date and (b) each Additional Revolving Credit A Lender.

“Revolving Credit A Loan” means a revolving credit loan or revolving credit loans in Dollars made pursuant to Sections 2.03A or 2.04A of this Agreement on or after the Amendment No. 3 Effective Date.

“Revolving Credit A Note” means a promissory note of the Borrower payable to the order of any Revolving Credit A Lender, in substantially the form of Exhibit C-1 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Revolving Credit A Loan made by such Lender, as amended, endorsed or otherwise modified from time to time.

“Revolving Credit A Outstandings” means the aggregate Outstanding Amount of all Revolving Credit A Loans, all L/C Obligations and all Swing Line Loans.

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans of the same Type made by the Term A Lenders.

“Term A Commitment” means, with respect to a Term Lender, the agreement of such Term Lender to exchange its Term Loans for an equal aggregate principal amount of Term A Loans on the Amendment No. 3 Effective Date, as evidenced by such Term Lender executing and delivering Amendment No. 3; provided, that each such Term Lender’s Term Loan shall be deemed refinanced concurrently with the exchange for its Term A Loans, if any, on and concurrently with the occurrence of the Amendment No. 3 Effective Date.

“Term A Facility” means, at any time, the aggregate amount of the Term A Lenders’ and Additional Term A Lenders’ Commitments at such time.

“Term A Lender” means, collectively, (a) each Term Lender that executes and delivers Amendment No. 3 on or prior to the Amendment No. 3 Effective Date and (b) each Additional Term A Lender.

“Term A Loan” means a term loan or term loans in Dollars made pursuant to Sections 2.01A or 2.02A of this Agreement on the Amendment No. 3 Effective Date.

“Term A Note” means a promissory note of the Borrower payable to the order of any Term A Lender in substantially the form of Exhibit C-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term A Loan made by such Lender, as amended, endorsed or otherwise modified from time to time.

“Term A Outstandings” means, on any date, the aggregate outstanding principal amount of all Term A Loans after giving effect to any borrowings and prepayments or repayments of Term A Loans occurring on such date.

(e) Section 2.02(a) of the Credit Agreement is hereby amended by replacing the fourth and fifth sentences thereof in their entirety with the following sentences:

“Each Committed Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $250,000 in excess thereof. Except as provided in Section 2.03(c), each Committed Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple thereof in excess thereof.”

(f) Section 2.05(a) of the Credit Agreement is hereby amended by replacing the first sentence thereof in its entirety with the following sentence:

“(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part and such prepayments shall be without premium or penalty (but subject to Section 3.05); provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $250,000 or a whole multiple thereof in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple thereof in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.”

(g) Section 2.06 of the Credit Agreement is hereby amended by:

(i) replacing clause (b)(iii) thereof in its entirety with the following:

“(iii) the sale or issuance by any Loan Party or any of its Subsidiaries of any Equity Interests (including, without limitation, receipt of any capital contribution and excluding issuances of Equity Interests by the Borrower generating up to $100,000,000 in Net Cash Proceeds; provided, that the first $70,000,000 of the Net Cash Proceeds thereof are applied to prepay the Senior Subordinated Notes; and provided further, that up to an additional $30,000,000 in such Net Cash Proceeds are used to make Investments permitted under Section 7.02).”; and

(ii) adding at the end thereof the following new subsection (h) to read as follows:

“(h) Notwithstanding any provision to the contrary contained in this Section 2.06, all prepayments of principal under Section 2.06(b)(ii) (including by reason of exchanges or roll-overs or re-tranching) shall be in an amount equal to 101% of the principal amount so prepaid (or exchanged, rolled-over or re-tranched) if such prepayment (exchange, roll-over or re-tranching) is made within one year after the Amendment No. 3 Effective Date.”

(h) Article II of the Existing Credit Agreement is hereby amended by adding the following new Sections 2.01A through 2.05A thereto:

“SECTION 2.01A. Term Loan Exchange. Subject to the terms and conditions hereof, each Term Lender with a Term A Commitment severally agrees to exchange its Term Loan for at least a like principal amount in Dollars of Term A Loans on the Amendment No. 3 Effective Date, and from and after the Amendment No. 3 Effective date such Term Loan shall be deemed refinanced in full.

“SECTION 2.02A Additional Term A Loans. Subject to the terms and conditions hereof, each Additional Term A Lender severally agrees to make Additional Term A Loans in Dollars to the Borrower on the Amendment No. 3 Effective Date in a principal amount not to exceed its Additional Term A Commitment on the Amendment No. 3 Effective Date. The Borrower shall refinance all Term Loans of Term Lenders that do not execute and deliver the Amendment No. 3 on the Amendment No. 3 Effective Date with the gross proceeds of the Additional Term A Loans.

SECTION 2.03A Revolving Credit Loan Exchange. Subject to the terms and conditions hereof, each Revolving Credit Lender with a Revolving Credit A Commitment severally agrees to exchange its Revolving Credit Loans outstanding on the Amendment No. 3 Effective Date for at least a like principal amount in Dollars of Revolving Credit A Loans on and concurrently with the occurrence of the Amendment No. 3 Effective Date, and from and after the Amendment No. 3 Effective Date (a) such Revolving Credit Loans shall be deemed refinanced in full and (b) the Revolving Credit A Lenders agree to make Loans to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed such Lender’s Revolving Credit A Commitment; provided, however, that after giving effect to any Revolving Credit A Borrowing, (i) the Revolving Credit A Outstandings (including all Additional Revolving Credit A Loans) shall not exceed the Revolving Credit A Facility and (ii) the aggregate Outstanding Amount of the Revolving Credit A Loans of any Revolving Credit A Lender plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit A Commitment. Within the limits of each Revolving Credit A Lender’s Revolving Credit A Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.03A, prepay under Section 2.05 of this Agreement, and reborrow under this Section 2.03A. Revolving Credit A Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

SECTION 2.04A. Additional Revolving Credit A Loans. Subject to the terms and conditions hereof, each Additional Revolving Credit A Lender severally agrees to make Additional Revolving Credit A Loans in Dollars to the Borrower on the Amendment No. 3 Effective Date in a principal amount not to exceed its Additional Revolving Credit A Commitment on the Amendment No. 3 Effective Date. The Borrower shall refinance all Revolving Credit Loans of Revolving Credit Lenders that do not execute and deliver the Amendment No. 3 on the Amendment No. 3 Effective Date with the gross proceeds of the Additional Revolving Credit A Loans. From and after the Amendment No. 3 Effective Date, the Additional Revolving Credit A Lenders agree to make Loans to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed such Lender’s Additional Revolving Credit A Commitment; provided, however, that after giving effect to any Additional Revolving Credit A Borrowing, (i) the Revolving Credit A Outstandings, together with the Outstandings under Section 2.03A, shall not exceed the Revolving Credit A Facility and (ii) the aggregate Outstanding Amount of the Additional Revolving Credit A Loans of any Additional Revolving Credit A Lender plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Additional Lender’s Revolving Credit A Commitment. Within the limits of each Additional Revolving Credit A Lender’s Additional Revolving Credit A Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04A, prepay under Section 2.05 of this Agreement, and reborrow under this Section 2.04A. Additional Revolving Credit A Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

SECTION 2.05A Refinancing ; Interest, Etc. On the Amendment No. 3 Effective Date the Borrower shall use (a) 100% of the proceeds of all Term A Loans to refinance the Term Loans and the Borrower shall pay all accrued and unpaid interest due and payable on the Term Loans on the Amendment No. 3 Effective Date to the Term Lenders and (b) 100% of the proceeds of all Revolving Credit A Loans to refinance the Revolving Credit Loans and the Borrower shall pay all accrued and unpaid interest due and payable on the Revolving Credit Loans on the Amendment No. 3 Effective Date to the Revolving Credit Lenders. In addition, on the Amendment No. 3 Effective Date, the Borrower shall pay any breakage loss or expense owing to such Term Lenders and Revolving Credit Lenders pursuant to Section 10.04 of this Agreement.”

(i) Section 7.02 of the Credit Agreement is hereby amended by deleting the word “and” at the end of subsection (f), renumbering subsection (g) as new subsection (h) and inserting after subsection (f) a new subsection (g) to read in full as follows:

“(g) Investments in (i) ArcLight Systems, LLC, (ii) the OmniLink Product Line of McKesson Corporation and (iii) InstantDX, LLC, in an amount not to exceed $50,000,000 for any such Investment and in an aggregate amount invested not to exceed $75,000,000 for all such Investments; provided that, in any event, with respect to Investments made under this clause (g): (A) any newly acquired or organized Subsidiary of the Borrower or any of its Subsidiaries shall be a wholly-owned Subsidiary thereof; (B) immediately before and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom; (C) any company or business acquired or invested in pursuant to this clause (g) shall be in the same line of business as the business of the Borrower or any of its Subsidiaries; (D) immediately after giving effect to the acquisition of a company or business pursuant to this clause (g), the Borrower shall be in pro forma compliance with the covenants contained in Section 7.11, calculated based on the financial statements most recently delivered to the Lenders pursuant to Section 6.01 and as though such acquisition had occurred at the beginning of the four-quarter period covered thereby, as evidenced by a certificate of a Responsible Officer of the Borrower delivered to the Lenders demonstrating such compliance; and (E) the Borrower and such Subsidiary shall comply with the provisions of Section 6.12.”

(j) Section 7.02(h) (as renumbered) of the Credit Agreement is hereby amended by replacing each reference to “this clause (g)” therein with a reference to “this clause (h)”, by replacing the amount $15,000,000” appearing in clause (i) thereof with the amount “$20,000,000” and by replacing the amount “$25,000,000” appearing in clause (ii) thereof with the amount “$50,000,000”.

(k) Section 7.03 of the Credit Agreement is hereby amended by deleting the word “and” at the end of subsection (j), replacing the “.” at the end of subsection (k) with “; and”, and adding the following new subsection (l) thereof:

“(l) without duplication of Section 7.13(a), Indebtedness of any Person that becomes a Subsidiary after the date of this Agreement; provided, that (i) such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) no Default shall have occurred and be continuing or would result from the acquisition of such Person and (iii) immediately after giving effect to the acquisition of such Person, the Borrower shall be in pro forma compliance with the covenants contained in Section 7.11, calculated based on the financial statements most recently delivered to the Lenders pursuant to Section 6.01 and as though such acquisition of such Person had occurred at the beginning of the four-quarter period covered thereby, as evidenced by a certificate of a Responsible Officer of the Borrower delivered to the Lenders demonstrating such compliance.”

(l) Section 7.05 of the Credit Agreement is hereby amended by replacing subsection (g) of such Section in its entirety with the following:

“Dispositions by the Borrower of National Data Corporation of Canada, NDC Health Limited, Infopharm Ltd., HealthTran LLC and MedPrint; for fair value and at least 75% in cash, with the Net Cash Proceeds thereof to be applied pursuant to Section 2.06(b).”

(m) Section 7.11 of the Credit Agreement is hereby amended by replacing subsections (a), (b) and (c) of such Section in their entirety with the following:

“(a) Maximum Consolidated Total Leverage Ratio. Permit at any time a Consolidated Total Leverage Ratio of more than the amount set forth below during each period set forth below:

Quarter Ending	Ratio
February 28, 2004	3.00:1.00
May 31, 2004	3.00:1.00
August 31, 2004 and thereafter	2.75:1.00

(b) Maximum Consolidated Senior Leverage Ratio. Permit at any time a Consolidated Senior Leverage Ratio of more than the amount set forth below during each period set forth below:

Quarter Ending	Ratio
February 28, 2004	1.75:1.00
May 31, 2004 and thereafter	1.75:1.00

(c) Minimum Consolidated Fixed Charge Coverage Ratio. Permit at any time a Consolidated Fixed Charge Coverage Ratio of less than the amount set forth below during each period set forth below:

Quarter Ending	Ratio
February 28, 2004	1.25:1.00
May 31, 2004	1.25:1.00
August 31, 2004	1.25:1.00
November 30, 2004	1.25:1.00
February 28, 2005	1.25:1.00
May 31, 2005	1.25:1.00
August 31, 2005	1.50:1.00
November 30, 2005	1.50:1.00
February 28, 2006	1.50:1.00
May 31, 2006 and thereafter	1.50:1.00

(n) Section 7.12 of the Credit Agreement is hereby amended by replacing the table therein in its entirety with the following table:

Fiscal Year	Amount
2003	$45,000,000
2004	$60,000,000
2005	$70,000,000
2006	$80,000,000
2007	$90,000,000
2008	$100,000,000

(o) Section 7.13 of the Credit Agreement is hereby restated in its entirety to read as follows:

“Lease Obligations. Create, incur, assume or suffer to exist any obligations as lessee (a) for the rental or hire of real or personal property of any kind under leases or agreements to lease (excluding capital leases) having an original term of one year or more that would cause the direct and contingent liabilities of the Borrower and its Subsidiaries, on a Consolidated basis, in respect of all such obligations to exceed $20,000,000 payable in any Fiscal Year or (b) for up to an additional $5,000,000 in any Fiscal Year for any such obligations as lessee, to the extent arising from (i) lease obligations of any Person that becomes a Subsidiary after the date of this Agreement (but in any case without duplication of Section 7.03(l)); provided, that such lease obligation of such Person exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the rental or hire of real or personal property in connection with any sale and leaseback transaction, except for the NDC Plaza Transaction.”

(p) Section 7.21 of the Credit Agreement is hereby amended by replacing the phrase “impair the value of the interest or rights of any Loan Party thereunder or that would impair the interest or rights of any Agent or any Lender” at the end thereof in its entirety with the following:

“reasonably be expected to have a Material Adverse Effect.”

2. Conditions to Effectiveness of this Amendment. This Amendment and the amendments contained herein shall become effective on the date (the “Amendment No. 3 Effective Date”) when each of the conditions set forth below shall have been fulfilled to the satisfaction of the Administrative Agent:

(a) The Administrative Agent shall have received counterparts of this Amendment, duly executed and delivered on behalf of each of (i) the Borrower, (ii) the Administrative Agent, (iii) the Guarantors, (iv) the Required Lenders, (v) each Term A Lender, or in lieu of one or more Term A Lenders, one or more Additional Term A Lenders providing Additional Term A Commitments in an amount sufficient to refinance all of the principal of the Term Loans owed to the non-consenting Term Lenders and (vi) each Revolving Credit A Lender, or in lieu of one or more Revolving Credit A Lenders, one or more Additional Revolving Credit A Lenders providing Additional Revolving Credit A Commitments in an amount sufficient to refinance all of the principal of the Revolving Credit Loans owed to the non-consenting Revolving Credit Lenders, or as to any of the foregoing parties, advice reasonably satisfactory to the Administrative Agent that each of the foregoing parties has executed a counterpart of this Amendment;

(b) The Borrower shall have provided the Administrative Agent with a notice in accordance with the requirements of Section 2.05(a) of the Credit Agreement three Business Days prior to the Amendment No. 3 Effective Date with respect to the refinancing in full of any Term Loans and Revolving Credit Loans from the proceeds of Additional Term A Loans and Additional Revolving Credit A Loans made by Additional Term A Lenders and Additional Revolving Credit A Lenders;

(c) The Borrower shall have provided the Administrative Agent with a Committed Loan Notice in accordance with the requirements of Section 2.02(a) of the Credit Agreement three Business Days prior to the Amendment No. 3 Effective Date with respect to the borrowing of the Term A Loans and Revolving Credit A Loans to be made on the Amendment No. 3 Effective Date;

(d) The Borrower shall have paid (i) all reasonable costs and expenses (including the reasonable fees, charges and disbursements of counsel to the Administrative Agent) incurred in connection with the preparation, negotiation and execution of this Amendment and (ii) all fees previously agreed with the Administrative Agent;

(e) Each Term A Lender and Revolving Credit A Lender shall have received, if requested, one or more Notes payable to the order of such Lender duly executed by the Borrower in substantially the form of Exhibits C-1 and C-2 respectively to the Credit Agreement, as modified by this Amendment, evidencing the Term A Loans and the Revolving Credit A Loans;

(f) The Borrower shall have paid to all the Term Lenders and all the Revolving Credit Lenders all accrued and unpaid interest on the Term Loans and the Revolving Credit

Loans to (but not including) the Amendment No. 3 Effective Date plus any breakage, loss or expense due pursuant to Section 10.04 of the Credit Agreement;

(g) The Administrative Agent shall have received certified copies of (i) the resolutions of the Board of Directors of each Loan Party evidencing approval for this Amendment and all matters contemplated hereby and (ii) all documents evidencing other necessary corporate action and governmental and other third party approvals and consents if any, with respect to this Amendment and the matters contemplated hereby;

(h) The Administrative Agent shall have received favorable opinions of (i) David Oles, senior attorney of the Loan Parties, and (ii) King & Spalding, special counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in this Amendment (and the Credit Agreement as amended hereby) and such other matters concerning the Loan Parties, the Loan Documents and this Amendment as the Administrative Agent or Lenders may reasonably request; and

(i) The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Loan Parties certifying (i) the identity, authority and capacity of each Responsible Officer of the Loan Parties authorized to sign this Amendment and the other documents to be delivered hereunder, (ii) that no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body, or any third party to any agreements and instruments of any Loan Party is required for the due execution, delivery or performance by the Loan Parties of this Amendment, (iii) that the representations and warranties contained in this Amendment are true and correct as of the Amendment No. 3 Effective Date and (iv) that no event has occurred and is continuing that constitutes a Default.

3. Replacement. Immediately upon the satisfaction of the conditions precedent set forth in Section 2, the following shall be given effect, all of which shall be deemed to occur simultaneously:

(a) All Term Commitments of Term Lenders executing this Amendment shall be converted into Term A Commitments; all Term Loans held by Term Lenders executing this Amendment shall be converted into Term A Loans;

(b) The Additional Term A Commitments shall be effective; Additional Term A Loans shall be funded by Additional Term A Lenders, and proceeds of such Additional Term A Loans shall be applied to refinance the Term Loans of Term Lenders not executing this Amendment, leaving no Term Loans or Term Commitments outstanding;

(c) All Revolving Credit Commitments of Revolving Credit Lenders executing this Amendment shall be converted into Revolving Credit A Commitments; all Revolving Credit Loans held by Revolving Credit Lenders executing this Amendment shall be converted into Revolving Credit A Loans;

(d) The Additional Revolving Credit A Commitments shall be effective; Additional Revolving Credit A Loans shall be funded by Additional Revolving Credit A Lenders, and the proceeds of such Additional Revolving Credit A Loans shall be applied to refinance in full the Revolving Credit Loans of Revolving Credit Lenders not executing this Amendment, leaving no Revolving Credit Loans outstanding;

(e) All Letters of Credit and Swing Line Loans shall be deemed to be outstanding under the Revolving Credit A Commitments, rather than under the Revolving Credit Commitments;

(f) The Revolving Credit Commitments of Revolving Lenders not executing this Amendment shall terminate;

(g) The Term A Loans shall have the same terms, rights and obligations as the Term Loans as set forth in the Loan Documents, except as modified by this Amendment, and all references to “Term Borrowing”, “Term Commitment”, “Term Facility”, “Term Lender”, “Term Loan”, “Term Note” and “Term Outstandings” in the Loan Documents shall be deemed to be references to “Term A Borrowing”, “Term A Commitment”, “Term A Facility”, “Term A Lender”, “Term A Loan”, “Term A Note” and “Term A Outstandings”, respectively;

(h) The Revolving Credit A Commitments and Revolving Credit A Loans shall have the same terms, rights and obligations as the Revolving Credit Commitments and Revolving Credit Loans as set forth in the Loan Documents, except as modified by this Amendment, and all references to “Revolving Credit Borrowing”, “Revolving Credit Commitment”, “Revolving Credit Facility”, “Revolving Credit Lender”, “Revolving Credit Loan”, “Revolving Credit Note” and “Revolving Credit Outstandings” in the Loan Documents shall be deemed to be references to “Revolving Credit A Borrowing”, “Revolving Credit A Commitment”, “Revolving Credit A Facility”, “Revolving Credit A Lender”, “Revolving Credit A Loan”, “Revolving Credit A Note” and “Revolving Credit A Outstandings”, respectively.

4. Representations and Warranties. To induce the Lenders and the Administrative Agent to enter into this Amendment, each Loan Party hereby represents and warrants to the Lenders and the Administrative Agent that:

(a) The execution, delivery and performance by such Loan Party of this Amendment have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of or default under, or the creation of any Lien under or require any payment to be made under, (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law;

(b) This Amendment has been duly executed and delivered for the benefit of or on behalf of each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally; and

(c) After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided that, for this purpose, (i) the reference to the Borrower’s May 31, 2002 Audited Financial Statements in Section 5.05(a) of the Credit Agreement shall be deemed a reference to the Borrower’s May 31, 2003 Audited Financial Statements and (ii) the reference to the date August 31, 2002 in Section 5.05(b) of the Credit Agreement shall be deemed a reference to August 31, 2003) and no Default or Event of Default has occurred and is continuing as of the date hereof.

5. Reaffirmations of Guaranty. Each Guarantor consents to the execution and delivery by the Borrower of this Amendment and jointly and severally in all respects ratifies and confirms the terms of the Guaranty with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Borrower to the Lenders or any other obligation of the Borrower, or any actions now or hereafter taken by the Lenders with respect to any obligation of the Borrower, the Guaranty (i) is and shall continue to be a primary obligation of the Guarantors, (ii) is and shall continue to be an absolute, unconditional, joint and several, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of the Guarantors under the Guaranty.

6. Effect of Amendment. Except as set forth expressly herein, all terms of the Credit Agreement, the Notes and each of the other Loan Documents as amended hereby, shall be and remain in full force and effect, are hereby ratified and confirmed and shall continue to constitute the legal, valid, binding and enforceable obligations of the Borrower to the Lenders and the Administrative Agent. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of the Obligations of the Loan Parties under the Loan Documents, in each case as amended by this Amendment. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or any Agent under the Credit Agreement or any other Loan Document, nor constitute a waiver of any provision of the Credit Agreement or any other Loan Document. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

8. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

9. Fees, Costs and Expenses. The Borrower agrees to pay on demand all fees, costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and expenses of outside counsel for the Administrative Agent with respect thereto.

10. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail shall be as effective as delivery of a manually executed counterpart hereof.

11. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

12. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

NDCHEALTH CORPORATION

By:

Name: Title:

GUARANTORS:

NDC HEALTH INFORMATION SERVICES (ARIZONA) INC.

By:

Name: Title:

NDC OF CANADA, INC.

By:

Name: Title:

[UPDATE GUARANTORS]

LENDERS:

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent, Swing Line Lender and as a Lender

By:

Name: Title:

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Syndication Agent and as a Lender

By:

Name: Title:

By:

Name: Title:

BANK OF AMERICA, N.A., as Documentation Agent and as a Lender

By:

Name: Title:

LASALLE BANK NATIONAL ASSOCIATION, as L/C Issuer and as a Lender

By:

Name: Title:

Lenders:

, as a Lender [Insert Name of Financial Institution]

By

Title:

Schedule I

To Amendment No. 3

List of Lenders and Loan Commitments and Loan Outstanding Percentages and Amounts